Exhibit 99.1

Moody's Investors Service News Release
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Sept 13, 2002
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Moody's downgrades Unocal Corporation long-term debt to Baa2; Pure Resources confirmed at Baa3 Approximately $5 billion of securities affected.
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    Moody's Investors Service downgraded to Baa2 from Baa1 the issuer rating and senior unsecured debt of Unocal Corporation and of its guaranteed subsidiary, Union Oil Company of California, concluding a review announced on August 22, 2002. Union Oil Company's guaranteed Prime-2 commercial paper rating was not under review. Concurrently, Moody's confirmed the Baa3 senior long-term debt ratings of Pure Resources Inc. Both entities have a stable rating outlook.
    The rating actions are in response to the expected completion in the near-term of Unocal's proposed offer to acquire the approximate 35% minority interest holdings in Pure that it does not already own. The purchase will be effected through Unocal's issuance of approximately 12 million shares of common in exchange for the Pure shares. The $400 million of new equity will benefit Unocal's balance sheet. However, Moody's downgrade of Unocal's long-term ratings reflects the incremental leverage implication of the $570 million of Pure Resources debt that will become obligations of a wholly owned, strategic subsidiary upon completion of the exchange. Previously, Pure's debt obligations had been issued with no recourse to Unocal.
    In addition, Unocal's financial leverage and cash flow protection measures were weak within the Baa1 peer group and Unocal's direct debt has increased approximately $200 million in 2002 as capital spending has exceeded retained cash flow. Moody's believes that Unocal will have limited opportunities for substantial leverage reduction over the next few years as it invests heavily to maintain its reserves and grow production in its key growth areas of the Gulf of Mexico, Canada, Alaska, Thailand, Indonesia and Azerbaijan.
    The confirmation of Pure Resources' Baa3 senior unsecured debt rating reflects its status as a wholly-owned subsidiary upon completion of the exchange. As a separate subsidiary, Pure will have a first call on its own cash flows to service its debt. However, Unocal does not plan at this time to guarantee Pure's debt obligations, which will thus be rated one notch below Unocal's senior unsecured debt.
    The rating actions are taken with the expectation that the exchange offer will take place largely as planned. If the offer for some reason were not completed, Moody's would re-evaluate the Baa3 rating of Pure Resources but would not be likely to review or change Unocal's ratings.
    Securities downgraded include:
    Unocal Corporation issuer rating, bank loan ratings and debentures to Baa2 from Baa1; its capital trust preferred stock to Baa3 from Baa2;
    Union Oil Company of California's guaranteed debentures, senior notes, medium-term notes, bank loan ratings, industrial revenue bonds, and issuer rating.
    Securities confirmed are the Baa3 senior notes of Pure Resources, Inc.
    Unocal  Corporation is  headquartered  in El Segundo,  California.
Pure Resources,  Inc. is  headquartered  in Midland, Texas.

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